EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Marilynn Meek
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3773

ASHFORD TRUST COMPLETES SALE OF 5-HOTEL SELECT-SERVICE PORTFOLIO AND PROVIDES UPDATE ON OTHER PLANNED SALES
DALLAS, June 1, 2016 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that it has completed its previously-announced sale of a 5-hotel, 1,396-room portfolio of select-service hotels for $142 million in cash ($102,000 per key) to Noble Investment Group ("Noble"). The 5-hotel portfolio is comprised of the 146-room Courtyard Edison in Edison, NJ; the 150-room Residence Inn Buckhead in Atlanta, GA; and the 312-room Courtyard Lake Buena Vista, 388-room Fairfield Inn Lake Buena Vista and 400-room Springhill Suites Lake Buena Vista in Orlando, FL.
The purchase price, including projected capex to be invested by Noble, represents a trailing 12-month cap rate of 8% on net operating income. On a trailing 12-month basis, the portfolio achieved RevPAR of $84 with occupancy of 79% and Average Daily Rate of $106. The portfolio had an existing debt balance of approximately $98 million, and the Company realized net proceeds from the disposition of approximately $37 million after debt repayment and transaction costs. The Company intends to use the net proceeds from the sale for general corporate purposes including net debt reduction, stock buybacks, or the acquisition of full-service hotels in line with the Company’s refined investment strategy.

The Company also announced today that it has entered into a definitive agreement for the sale of the 151-room Courtyard Palm Desert and the 130-room Residence Inn Palm Desert for $36 million ($128,000 per key).
On a trailing 12-month basis, the purchase price of the Palm Desert portfolio, not including projected capex to be invested by the buyer, represents a cap rate of 8.3% on net operating income. On a trailing 12-month basis, the portfolio achieved RevPAR of $88 with occupancy of 72% and Average Daily Rate of $123. The portfolio has an existing debt balance of approximately $24 million that will be assumed by the buyer. After debt assumption and transaction costs, the net proceeds are expected to be approximately $11 million. The transaction is scheduled to close in the third quarter of 2016, subject to certain closing conditions.
“We are pleased with the progress we are making with the sale of our non-core, select-service hotels,” said Monty J. Bennett, Ashford Trust’s Chairman and Chief Executive Officer. “The completion of the 5-hotel portfolio sale to Noble is a significant first step in this process. Further, the additional property sales that are anticipated to close in the third quarter validate the attractiveness of these properties to buyers as well as the strategy of offering these assets in smaller groups and individually to potential buyers. We continue to expect this refined sales process to garner higher values in the current market environment.”
Mr. Bennett concluded, “We are fully committed to maximizing value for our shareholders by focusing on acquiring and owning upper-upscale full-service hotels, generating solid operating performance and continuing to execute on sales of our remaining non-core, select-service assets.”
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry in upper upscale, full-service hotels.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate,"

"should," "expect," "believe," "intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: timing of closing of the transaction and satisfaction of conditions to closing, general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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